Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Reports Net Income of $8.6 Million, or $0.19 per Diluted Share, for the Third Quarter of 2016

•

Investment Activity – New funded credit investments totaled $427 million in the third quarter compared to $476 million last quarter and $720 million in the same quarter last year, reflecting credit selectivity in a mixed market environment.

•

Managed Assets – Managed loans and credit investments increased slightly from the prior quarter to $6.7 billion, which was $2.0 billion, or 44.4%, higher than in the same period last year. Growth in assets from a new managed fund launched in the third quarter offset an expected decrease in assets in funds past their investment periods. New funds and separate accounts with targeted investment portfolios of $600 million were launched after the end of the third quarter.

•

Revenue – Total revenue[1] increased by $10.9 million, or 43.4%, from the prior quarter to $36.2 million in the third quarter due primarily to higher average assets, favorable mark-to-market adjustments, previously unrecorded interest income recognized in connection with the repayment of a non-performing loan at par and higher capital markets related income.

•

Net Interest Margin – The margin widened to 2.50% for the third quarter from 2.10% in the second quarter due primarily to the impact of interest income recognized in the quarter in connection with the pay-off of a non-performing loan at par.

•

Credit – Credit performance remained within expected ranges with provision expense of $3.6 million for the third quarter, consistent with the prior quarter and $0.9 million lower than in the same period last year.

•

Expenses – Operating expenses increased by $5.2 million to $18.1 million in the third quarter compared to the prior quarter due primarily to $4.2 million of severance charges related to cost saving initiatives and approximately $1.0 million of other elevated expenses related to short-term projects.

•

Equity - Book value per share increased by $0.26 to $14.38 as of September 30, 2016 from $14.12 at the end of the prior quarter due primarily to comprehensive income totaling $11.7 million in the third quarter. Subsequent to the end of the third quarter, the company repurchased 2.5 million shares at a weighted average cost of $8.93 per share in privately negotiated transactions, which is expected to be accretive to book value per share.

•

Divestitures – Assets and liabilities of the equipment finance business were reclassified as held-for-sale as of September 30, 2016, reflecting an ongoing process to sell that business, which has resulted in a non-binding letter of intent with a prospective buyer.

Boston, November 2, 2016 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, middle market direct lender and credit-oriented asset manager, today announced financial results for its third quarter of 2016, reporting net income of $8.6 million, or $0.19 per diluted share. These results compare to net income of $5.2 million, or $0.11 per diluted share in the second quarter of 2016 and $5.1 million, or $0.11 per diluted share in the third quarter of 2015. Operating income

[1]	Total revenue is defined as the sum of net interest income and non-interest income before income taxes was $14.6 million for the third quarter of 2016 compared to $8.8 million for the second quarter of 2016 and $8.8 million in the third quarter of 2015.

Tim Conway, NewStar’s Chairman and Chief Executive Officer, commented on the Company’s performance: “We continued to make progress on our key strategic priorities in the third quarter and our financial results reflected solid operating trends highlighted by a significant increase in earnings driven by strong revenue growth and stable asset quality.  Revenue increased by more than 40% over last quarter and 35% from the same quarter last year as core revenue increased, loan values recovered and we got a boost in interest income from the repayment of a non-performing loan at par.  Credit costs also remained stable within expected ranges and we absorbed elevated expenses recognized in the quarter primarily related to cost savings initiatives and strategic projects that are expected to provide future benefits. Loan demand from M&A activity remained relatively soft through the quarter.  As a result, our investment pace was below expected levels, reflecting our commitment to credit selectivity. Importantly, book value per share increased by $0.26 and, after quarter-end, we repurchased 2.5 million shares in privately negotiated transactions, which is expected to add more than $0.30 to book value.”

“While I am pleased with the financial results, we also made meaningful progress on our key priorities in the quarter as we worked to streamline the business, reduce expenses and expand our asset management activities.  We completed a strategic review to explore the potential sale of our equipment finance business which resulted in a non-binding letter of intent with a prospective buyer.  That transaction is expected to close before year-end.   As a result of savings related to divestitures and other initiatives, we expect to have reduced baseline expenses by 25-30% on a run-rate basis by year end.  We also continue to make progress on our asset management strategy with the launch of two new managed funds and a separate account with target investment portfolios of approximately $1 billion.  In 2016, we have sponsored three new CLOs totaling approximately $1.3 billion, underscoring our position as a leading issuer in that key market.”

Managed and Owned Investment Portfolios

•

Total new funded credit investments were $427 million in the third quarter of 2016 compared to $476 million in the prior quarter and $720 million in the same quarter last year.  Investment activity in the third quarter of 2016 included liquid loan and middle market direct lending strategies.  Loan demand in the third quarter reflected seasonally slow activity through July and August, followed by a pick-up in September driven by refinancing activity, but remained muted overall compared to the prior quarter and last year.  M&A activity continued to reflect a cautious market sentiment amid uncertainty about the future direction of the economy, the rate environment and US elections.

•

Balance sheet runoff from scheduled amortization, prepayments and loan sales totaled approximately $225 million, or 5.7% of loan and investment balances at the beginning of the period, down from $343 million, or 9.5% of balances in the prior quarter.  Runoff in the third quarter included $148 million of prepayments, $27 million of loan sales and $51 million of contractual amortization compared to prepayments of $190 million, loan sales of $102 million and amortization of $51 million in the prior quarter.

•

Average yields on new middle market loans and other directly originated credit investments in the third quarter were 6.6%, down from 7.0% in the prior quarter due partly to the impact of competition for limited deal flow in the market and disciplined credit selectivity, but remained consistent with levels in the third quarter of last year.

•

Loans and other investments outstanding, excluding assets managed for third parties, increased by $200 million, or 5.3%, from the prior quarter.  Net loan growth in the third quarter was driven by lending activity generated through our Leveraged Finance group and an increase in loans sourced for our liquid loan strategies. Compared to the third quarter of 2015, loans and investments increased $342 million, or 9.4% due to lending activity related to both direct lending and liquid loan strategies, which was partially offset by the sale of the ABL business in the first quarter of 2016.

•

The Leveraged Finance loan portfolio increased by $231 million during the third quarter to $3.8 billion, while loans and leases in our Equipment Finance portfolio decreased by $7 million to $158 million and were reclassified as assets held-for-sale in connection with the planned divestiture of that business.  Commercial real estate loans decreased by 57% in the third quarter to less than $18 million due to the sale of a commercial property as part of an accelerated disposition of that portfolio.  A commercial real estate loan totaling $15.8 million was also reclassified as other real estate owned (OREO) during the quarter.

•

Assets held in managed funds increased to approximately $3.1 billion as of September 30, 2016 as a decrease in assets managed in amortizing CLOs was more than offset by an increase in assets managed in the new Arch Street fund.

•

The owned loan portfolio remained defensively positioned - balanced across industry sectors and highly diversified by issuer. Exposure to energy sectors was less than 1.2%, down slightly from the prior quarter.  As of September 30, 2016, no outstanding borrowings by a single obligor represented more than 1.2% of total loans outstanding, and the ten largest obligors comprised approximately 9.4% of the loan portfolio.

Net Interest Income / Margin

•

Net interest income increased by $4.4 million, or 20.8%, to $25.3 million in the third quarter compared to $20.9 million in the prior quarter due primarily to $3.2 million of previously unrecorded interest income recognized in connection with the pay-off of a nonperforming loan at par and a $28.4 million increase in average loans and credit investments compared to the prior quarter.  Compared to the third quarter of last year, net interest income increased by $2.0 million, or 8.7%.

•

The portfolio yield increased to 6.77% in the third quarter compared to 6.28% the prior quarter, and 6.32% in the comparable period in the prior year.  The increase in yield was due primarily to the income recognized in connection with the pay-off of a non-performing loan at par and an increase in deferred fee amortization related to prepayments.

•	Funding costs were 4.67% in the third quarter which was relatively consistent with 4.65% in the second quarter, but up from 4.31% in the comparable period in the prior year.
•	As a result, net interest margin widened to 2.50% for the third quarter of 2016 compared to 2.10% for the prior quarter, but narrowed slightly from 2.57% in the third quarter of 2015.

Non-Interest Income

•

Non-interest income increased by $6.6 million to $11.0 million for the third quarter of 2016 compared to $4.4 million in the prior quarter and $3.5 million in the same period last year.  The increase was due primarily to $3.9 million of unrealized gains on loans reported at fair value and higher capital markets related fees.  Unrealized gains partly reflected the recapture of unrealized losses from prior periods as loan values increased broadly across the market driven primarily by spread tightening.

•

Non-interest income in the third quarter of 2016 was centered in asset management income of $3.4 million, $2.9 million of capital markets related fees and $3.9 million of unrealized gains (net) on loans held at fair value.

Credit Performance

•	Credit performance in the third quarter was consistent with the prior quarter and better than the same quarter last year as credit costs remained in expected ranges.
•	Provision expense was $3.6 million in the third quarter, consistent with the prior quarter and down from $4.5 million in the same quarter last year.

•

Total net specific provision expense increased by approximately $0.8 million in the third quarter of 2016 to $3.2 million compared to $2.4 million in the prior quarter and $1.6 million in the same quarter last year.

•

Net charge-offs in the third quarter reflected a small recovery of a previously charged-off loan compared to $6.9 million of charge-offs recognized in the prior quarter and no charge-offs in the same period last year.

•

The allowance for credit losses was $66.4 million, or 2.29% of consolidated loans and approximately 76.0% of non-performing loans (NPLs), at September 30, 2016, compared to $64.0 million, or 2.09% of loans and approximately 66.8% of NPLs, at June 30, 2016.

•

Non-performing loans decreased by $8.6, or 9%, to $87.3 million, or 2.66% of loans and leases held for investment at September 30, 2016, compared to $95.9 million or 2.97% of loans and leases held for investment at the end of the prior period.  The decrease was due primarily to the repayment of an $8.4 million non-performing loan at par during the quarter.

•	A commercial property valued at approximately $15.8 million was classified as OREO during the quarter.

Expenses

•

Operating expenses increased by $5.2 million to $18.1 million for the third quarter of 2016 compared to $12.8 million in the prior quarter due to approximately $1 million of expenses related to the planned sale of the equipment finance business and other short-term projects, as well as $4.2 million of severance expenses recognized in connection with cost saving initiatives.

•	As a result, expenses as a percentage of average assets increased to 1.76% of average assets in the third quarter compared to 1.29% in the prior quarter.
•

Operating expenses, excluding non-cash equity compensation and severance costs, were $12.9 million in the third quarter up from $11.9 million during the second quarter due primarily to non-recurring expenses related to the potential sale of the equipment finance business and other short-term projects.

•

The Company had 83 full-time employees at September 30, 2016 compared to 90 full-time employees at June 30, 2016 and 122 employees at December 31, 2015.  The reduction in staffing levels reflects both the sale of the asset-based lending business, which had 26 full-time employees, and strategic initiatives to streamline operations.

•

The company has identified additional opportunities to reorganize and streamline its operations to reduce expenses and expects to achieve run-rate savings of approximately 25-30% of the company’s fiscal 2016 baseline cost base of approximately $60 million.

Income Taxes

•

Deferred income taxes decreased $0.6 million to $29.9 million as of September 30, 2016.  The decrease in deferred income taxes was driven primarily by activity in the allowance for credit losses, equipment leasing and available for sale securities.

•

Approximately $31.9 million and $11.7 million of the net deferred tax asset as of September 30, 2016 were related to our allowance for credit losses and incentive compensation, respectively, which was partially offset by $14.1 million of deferred tax liabilities related to the lease portfolio.

Funding and Capital

•	Total cash and equivalents as of September 30, 2016 were $406.8 million, of which $36.3 million was unrestricted.

•

Unrestricted cash increased slightly from $34.6 million at June 30, 2016, while restricted cash increased by $163.1 million to $370.5 million at September 30, 2016 due primarily to principal and interest collections on loans that were retained pending reinvestment in new loan collateral or distribution to investors on various settlement dates.

•

Advances under credit facilities decreased by $73.0 million to $492.8 million during the third quarter due primarily to the repayment of a credit facility from the proceeds of the Arch Street CLO during the quarter as well of the reclassification of a credit facility used for Equipment Finance to liabilities held-for-sale in connection with the potential sale of that business.

•	Term debt securitization balances increased from the prior quarter by $318.5 million to $2.3 billion at September 30, 2016, reflecting the issuance of the Arch Street CLO during the third quarter.
•	As a result, total debt increased by approximately $235.8 million to $3.5 billion at September 30, 2016 and leverage increased to 5.2x compared to 4.9x at the end of the prior quarter.

Equity

•

Book value per share increased by $0.26 to $14.38 at the end of the third quarter compared to $14.12 at the end of the prior quarter due to comprehensive income totaling $11.7 million, which included $8.6 million of net income and approximately $3.0 million of unrealized securities gains.

•

Average diluted shares outstanding were 45.8 million shares for the quarter, down from 46.0 million for the prior quarter, and total outstanding shares at September 30, 2016 were 46.7 million consistent with June 30, 2016.

•

Pre-tax returns on average equity increased to 8.7% in the third quarter from 5.4% in the prior quarter.  On an after-tax basis, returns on average equity increased to 5.2% in the third quarter from 3.2% from the prior quarter.

•

Subsequent to the end of the third quarter, the company repurchased 2.5 million shares at a weighted average cost of $8.93 per share in privately negotiated transactions, which is expected to add more than $0.30 per share to book value.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through November 10, 2016 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 99277366. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with approximately $6.7 billion of assets managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options to fund working capital, growth strategies, acquisition and recapitalization, as well as equipment purchases. Credit investments are originated directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

For additional information contact:

Robert K. Brown

500 Boylston Street, Suite 1250

Boston, MA 02116

617.848.2558

rbrown@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, our expectations regarding our ability to support continued future asset growth or expense reductions, and the possibility of recovery of unrealized losses on loans held for sale.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; our ability to integrate acquired businesses; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2015 Annual Report on Form 10-K, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 with the SEC on or before November 9, 2016 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “total revenue” refer to net interest income plus non-interest income, and references to “core revenue” refer to total revenue excluding gain or loss on sale of business and other non-recurring items.  References to “adjusted operating expenses” refer to operating expenses, excluding severance costs and compensation expense related to restricted stock grants and option grants that are required to be included under GAAP.  NewStar management uses core revenue and adjusted operating expenses to analyze performance in support of operational and investment decisions, and NewStar believes that these measurements provide useful information to investors in their evaluation of our financial performance and condition.  Excluding non-recurring items from revenue measures and excluding expenses incurred in connection with compensation expense related to restricted stock grants and option grants each eliminate unique amounts that make it difficult to assess our core performance and compare our period over period results. Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on pages 13 and 14 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2016	2016	2015	2015
Assets:

Cash and cash equivalents	$36,266	$34,634	$35,933	$57,472
Restricted cash	370,487	207,394	153,992	140,854
Cash collateral on deposit with custodian	7,564	7,564	61,081	53,738
Investments in debt securities, available-for-sale	90,814	91,400	94,177	94,328
Loans held-for-sale, net	429,718	440,099	478,785	427,418
Loans and leases, net	3,186,998	3,113,061	3,134,072	2,991,370
Interest receivable	14,829	15,059	13,932	9,668
Property and equipment, net	296	366	638	624
Deferred income taxes, net	29,881	30,443	33,133	35,627
Income tax receivable	1,381	8,346	5,342	—
Goodwill	17,884	17,884	17,884	—
Identified intangible asset, net	655	738	910	—
Other assets	53,786	24,873	21,504	16,574
Assets held-for-sale	162,801	—	—	—
Total assets (1)	$4,403,360	$3,991,861	$4,051,383	$3,827,673

Liabilities:

Credit facilities, net (1)	$492,758	$565,799	$832,686	$614,831
Term debt securitizations, net (1)	2,327,717	2,009,184	1,821,519	1,872,480
Senior notes, net (1)	373,462	373,006	372,153	293,759
Subordinated notes, net (1)	239,543	237,696	209,509	184,200
Repurchase agreements, net (1)	52,591	64,625	96,224	136,976
Accrued interest payable	31,021	19,664	18,073	28,261
Income tax payable	—	—	—	3,352
Other liabilities	170,380	63,164	41,741	33,534
Liabilities held-for-sale	44,158	—	—	—
Total liabilities (1)	3,731,630	3,333,138	3,391,905	3,167,393
Total stockholders' equity	671,730	658,723	659,478	660,280
Total liabilities and stockholders’ equity	$4,403,360	$3,991,861	$4,051,383	$3,827,673

(1) Prior quarters have been adjusted to reflect the adoption of ASU 2015-03.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands, except per share amounts)	2016	2016	2015	2015
Net interest income:
Interest income	$65,155	$59,392	$60,591	$54,574
Interest expense	39,897	38,486	36,222	31,345
Net interest income	25,258	20,906	24,369	23,229
Provision for credit losses	3,570	3,623	3,667	4,534
Net interest income after provision for credit losses	21,688	17,283	20,702	18,695

Non-interest income (loss):
Asset management income	3,353	3,543	3,707	1,019
Fee income	2,946	1,697	2,999	4,573
Loss on derivatives	(13)	(11)	(5)	(5)
(Loss) gain on sale of loans, net	(19)	162	154	360
Other miscellaneous income	4,231	1,114	3,144	585
Loss on total return swap	—	—	(4,121)	(2,955)
Unrealized gain (loss) on loans held-for-sale	468	(2,146)	(2,568)	(85)
Total non-interest income	10,966	4,359	3,310	3,492
Operating expenses:
Compensation and benefits	13,175	8,827	11,905	9,561
General and administrative expenses	4,894	4,013	4,967	3,819
Total operating expenses	18,069	12,840	16,872	13,380
Income from operations before income taxes	14,585	8,802	7,140	8,807
Income tax expense	5,941	3,561	2,931	3,665
Net income	$8,644	$5,241	$4,209	$5,142

Earnings per share:
Basic EPS	$0.19	$0.11	$0.09	$0.11
Diluted EPS	$0.19	$0.11	$0.09	$0.11

Weighted average shares outstanding:
Basic	45,812,139	46,010,918	45,601,534	45,744,881
Diluted	45,812,139	46,010,918	46,954,059	48,238,467

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	For the Nine Months Ended September 30,
($ in thousands, except per share amounts)	2016	2015
Net interest income:
Interest income	$186,499	$141,194
Interest expense	117,816	84,764
Net interest income	68,683	56,430
Provision for credit losses	24,906	14,720
Net interest income after provision for credit losses	43,777	41,710

Non-interest income (loss):
Asset management income	10,337	2,954
Fee income	5,836	10,508
Loss on derivatives	(31)	(24)
Gain on sale of loans, net	36	314
Other miscellaneous income	7,195	2,271
Loss on total return swap	(6,062)	(470)
Unrealized loss on loans held-for-sale	(5,345)	(506)
Gain on sale of Business Credit	22,511	—
Total non-interest income	34,477	15,047
Operating expenses:
Compensation and benefits	32,640	24,004
General and administrative expenses	15,337	11,052
Total operating expenses	47,977	35,056
Income from operations before income taxes	30,277	21,701
Income tax expense	12,383	9,020
Net income	$17,894	$12,681

Earnings per share:
Basic EPS	$0.38	$0.27
Diluted EPS	$0.38	$0.26

Weighted average shares outstanding:
Basic	46,216,047	46,138,595
Diluted	46,216,047	48,705,481

 NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2016	2016	2015	2015
Performance Ratios:
Return on average assets	0.84%	0.53%	0.42%	0.56%
Return on average equity	5.16	3.19	2.52	3.10
Pre-tax return on average equity (ROAE)	8.71	5.36	4.28	5.31
Net interest margin, before provision	2.50	2.10	2.45	2.57
Operating expenses as a percentage of average AUM	1.09	0.78	1.06	1.21
Operating expenses as a percentage of average total assets	1.76	1.29	1.68	1.45
Efficiency ratio	49.88	50.82	60.96	50.07
Portfolio yield	6.77	6.28	6.33	6.32

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	0.50%	0.07%	0.84%	0.93%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	—	—	0.26	0.28
Non-accrual loan rate (at period end)	2.66	2.97	3.43	3.48
Non-performing asset rate (at period end)	3.12	2.98	3.44	3.48
Annualized net (recovery) charge off rate (end of period loans)	(0.01)	0.86	(0.07)	—
Annualized net charge off rate (average period loans)	-	0.75	(0.06)	—
Allowance for credit losses ratio (at period end)	2.29	2.09	1.81	1.76

Capital and Leverage Ratios:
Equity to assets	15.25%	16.50%	16.12%	17.06%
Debt to equity (1)	5.19	4.93	5.05	4.70
Book value per share	$14.38	$14.12	$14.17	$14.40

Average Balances:
Loans and other debt products, gross	$3,818,252	$3,789,878	$3,792,173	$3,422,587
Interest earning assets	4,019,721	3,997,586	3,951,302	3,579,431
Total assets	4,095,296	3,992,135	3,986,034	3,664,525
Interest bearing liabilities	3,399,977	3,328,485	3,327,106	2,882,669
Equity	666,530	660,997	661,339	658,375
Assets under management	6,609,920	6,612,840	6,340,199	4,388,610

Allowance for credit loss activity:
Balance as of beginning of period	$64,043	$67,292	$54,481	$49,947
General provision for credit losses	336	1,207	1,244	2,925
Specific provision for credit losses	3,234	2,416	2,422	1,609
Net (charge offs) recoveries	46	(6,872)	579	—
Reclass of Equipment Finance to Assets held-for-sale	(1,293)	—	—	—
Balance as of end of period	$66,366	$64,043	$58,726	$54,481
(1)	Prior quarters have been adjusted to reflect the adoption of ASU 2015-03.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2016	2016	2015	2015
Supplemental Data (at period end):
Investments in debt securities	$96,931	$97,837	$100,943	$108,318
Loans and leases, held-for-sale (2)	593,640	446,462	485,874	431,811
Loans held-for-investment	3,281,727	3,227,799	3,243,580	3,090,290
Loans and investments in debt securities	3,972,298	3,772,098	3,830,397	3,630,419
Deferred fees, net (3)	(60,918)	(64,003)	(65,104)	(50,201)
Allowance for loan losses - general	(29,705)	(30,655)	(31,506)	(29,314)
Allowance for loan losses - specific	(36,160)	(32,880)	(26,753)	(23,798)
Total loans and investments in debt securities, net	$3,845,515	$3,644,560	$3,707,034	$3,527,106

Unused lines of credit	287,172	283,802	601,805	484,721
Standby letters of credit	8,754	6,339	8,696	8,082
Total unfunded commitments	$295,926	$290,141	$610,501	$492,803

(2) Includes gross equipment loans and leases, held-for-sale with an outstanding balance of $158.3 million at September 30, 2016, which is included in Assets held-for-sale.
(3) Includes deferred fees, net related to equipment loans and leases held-for-sale of $20.3 million at September 30, 2016.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Nine Months Ended September 30,
($ in thousands)	2016	2015
Performance Ratios:
Return on average assets	0.59%	0.52%
Return on average equity	3.61	2.58
Net interest margin, before provision	2.25	2.35
Operating expenses as a percentage of average total assets	1.58	1.43
Operating expenses as a percentage of average AUM	0.95	1.19
Efficiency ratio	46.51	49.05
Portfolio yield	6.38	6.19

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	0.58	0.17
Annualized net charge off rate (average period loans)	0.50	0.18

Average Balances:
Loans and other debt products, gross	$3,896,966	$3,049,205
Interest earning assets	4,082,501	3,214,755
Total assets	4,066,659	3,227,018.00
Interest bearing liabilities	3,405,781	2,602,713
Equity	661,365	657,673.00
Assets under management	6,718,832	3,942,108

Allowance for credit loss activity:
Balance as of beginning of period	$58,726	$43,693
General provision for credit losses	2,614	7,647
Specific provision for credit losses	22,292	7,073
Net charge offs	(14,154)	(3,932)
Reclass due to sale of Business Credit and transfer of Equipment Finance to Assets held-for-sale	(3,112)	-
Balance as of end of period	$66,366	$54,481

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2016	2016	2015	2015
Performance Ratios:
Adjusted operating expenses as a percentage of average total assets	1.25%	1.20%	1.60%	1.36%

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$18,069	$12,840	$16,872	$13,380
Less: non-cash equity compensation expense (2)	959	913	823	839
Less: severance expenses	4,197	—	—	—
Adjusted operating expenses	$12,913	$11,927	$16,049	$12,541

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
Core revenue
Net interest income	$25,258	$20,906	$24,369	$23,229
Non-interest income	10,966	4,359	3,310	3,492
Add back: Loss (gain) on total return swap	—	—	4,121	2,955
Core revenue	$36,224	$25,265	$31,800	$29,676

	2016	2016	2015	2015
Risk-adjusted revenue
Net interest income after provision for credit losses	$21,688	$17,283	$20,702	$18,695
Non-interest income	10,966	4,359	3,310	3,492
Risk-adjusted revenue	$32,654	$21,642	$24,012	$20,007
(1) Adjustments are pre-tax, unless otherwise noted.
(2) Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Nine Months Ended September 30,
($ in thousands)	2016	2015
Performance Ratios:
Adjusted Efficiency ratio	39.70%	45.62%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$47,977	$35,056
Less: non-cash equity compensation expense (2)	2,822	2,450
Less: severance costs	4,197	—
Adjusted operating expenses	$40,958	$32,606

	Nine Months Ended September 30,
	2016	2015
Core revenue
Net interest income	$68,683	$56,430
Non-interest income	34,477	15,047
Less: Gain on sale of Business Credit	(22,511)	—
Add back: Loss (gain) on total return swap	6,062	470
Core revenue	$86,711	$71,947

	Nine Months Ended September 30,
	2016	2015
Risk-adjusted revenue
Net interest income after provision for credit losses	$43,777	$41,710
Non-interest income	34,477	15,047
Risk-adjusted revenue	$78,254	$56,757

(1) Adjustments are pre-tax.
(2) Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	September 30,		June 30,		December 31,		September 30,
($ in thousands)	2016		2016		2015		2015

Portfolio Data: (Balance Sheet AUM)
Senior secured cash flow	$3,225,482	81.2%	$3,193,364	84.7%	$3,008,829	78.6%	$2,880,473	79.30%
Broadly syndicated	$389,260	9.8	$167,198	4.4	—	0.0	—	0.0
Senior secured asset-based (1)	187,688	4.7	189,674	5.0	534,979	14.0	471,781	13.0
First mortgage	17,742	0.5	41,501	1.1	100,732	2.6	100,590	2.8
Other	152,126	3.8	180,361	4.8	185,857	4.8	177,575	4.9
Total	$3,972,298	100.00%	$3,772,098	100.00%	$3,830,397	100.0%	$3,630,419	100.0%

Leveraged Finance	$3,796,267	95.6%	3,565,363	94.5%	$3,214,131	83.9%	$3,080,004	84.8%
Business Credit	—	—	—	—	342,281	9.0	274,617	7.6
Real Estate	17,742	0.4	41,501	1.1	100,732	2.6	100,590	2.8
Equipment Finance (1)	158,289	4.0	165,234	4.4	173,253	4.5	175,208	4.8
Total	$3,972,298	100.0%	$3,772,098	100.0%	$3,830,397	100.0%	$3,630,419	100.0%

Managed Portfolio (AUM)
Commercial Lending
Loans held-for-investment (2)	$2,892,467	43.5%	$3,060,601	46.6%	$3,243,580	$46.7%	$3,090,290	67.10%
Loans held-for-sale (1)(2)	593,640	8.9	446,462	6.80	485,874	7.0	431,811	9.40
Total Commercial Lending	$3,486,107	52.4%	$3,507,063	53.4%	$3,729,454	53.7%	$3,522,101	76.50%

Asset Management
Middle Market Direct Lending
Investments in debt securities (2)	$96,931	1.5%	$97,837	1.5%	$100,943	1.4%	$108,318	2.30%
Arlington Program (3)	397,319	6.0	397,932	6.2	401,794	5.8	395,370	8.60
Clarendon Fund (3)	397,916	6.0	401,078	6.0	397,852	5.7	392,281	8.50
Credit Opportunities Fund (3)	11,300	0.2	11,611	0.2	24,926	0.4	23,694	0.50
Sub-total Middle Market Direct Lending	903,466	13.6%	908,458	13.9%	925,515	13.3%	919,663	19.9%
Liquid/Tradeable Credit
Arch Street (3)	389,260	5.9%	167,198	2.5%	-	-
Avery Street (3)	63,893	1.0	98,043	1.5	123,765	1.8	—	—
Emerson Place (3)	104,265	1.6	142,691	2.1	163,575	2.3	—	—
Hull Street (3)	498,870	7.5	501,195	7.6	499,428	7.2	—	—
Lime Street (3)	241,687	3.6	245,775	3.7	251,628	3.6	—	—
Longfellow Place (3)	500,341	7.5	500,319	7.6	502,038	7.2	—	—
Staniford Street (3)	397,912	6.0	398,442	6.0	400,074	5.8	—	—
TRS Fund (2,4)	—	-	—	—	163,399	2.4	163,857	3.60
Other (3)	66,678	1.0	114,074	1.7	190,590	2.7	—	—
Sub-total Liquid/Tradeable Credit	2,262,906	34.0%	2,167,737	32.7%	2,294,497	33.0%	163,857	3.60%
Total Managed Assets	$6,652,479	100.0%	$6,583,258	100.0%	$6,949,466	100.0%	$4,605,621	100.0%

(1) Equipment Finance has been moved to held-for-sale as of September 30, 2016.

(2) Managed assets owned by NewStar Financial Inc. include investments in debt securities, loans held-for-sale (LHFS), assets held-for-sale, and loans held-for-investment, as well as loans referenced by a total return swap managed in the TRS Fund. Cash and other consolidated assets of NewStar Financial Inc. are excluded.

(3) Managed assets include loans, cash and other investments held by funds and managed by NewStar Financial and its affiliates.

(4) TRS Fund was structured as a total return swap that references a portfolio of broadly syndicated loans. NewStar earns net interest income and retains the risk of the reference assets. The TRS matured on March 31, 2016.